Exhibit 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is made and entered into effective as of February 15, 2005 (the “Effective Date”), by and between DIGITAL LIGHTWAVE, INC., a Delaware corporation (the “Company”), and JAMES R. GREEN, an individual (“Green”).

BACKGROUND INFORMATION:

Green is the President, Chief Executive Officer, and Secretary of the Company. Green’s employment arrangements with the Company are set forth in a letter agreement dated as of October 13, 1999, as modified by letters dated February 18, 2000 and June 3, 2000, and addendums to the letter agreement on June 9, 2000 and February 27, 2001, as well as an executive severance agreement dated August 9, 2002 (collectively, the “Green Agreements”). As of the Effective Date, Green is indebted to the Company in the approximate amount of $374,060.03 (including unpaid principal and accrued but unpaid interest) pursuant to an Amended and Restated Promissory Note dated as of April 12, 2002 (the “Note”), in the original principal amount of $391,361.63. Green’s obligation to repay the amounts evidenced by the Note are secured by a Mortgage and Security Agreement dated on or about January 26, 2005 (the “Mortgage”), among the Company, Green and his wife, and the Mortgage was recorded in the public records of Pinellas County, Florida. In addition, Green holds an option (the “Designated Option”) to purchase 208,334 shares of the Company’s common stock, par value $0.0001 per share, at an exercise price of $1.42 per share. The Designated Option was granted to Green on August 7, 2002, pursuant to the Company’s 2001 Stock Option Plan (the “2001 Plan”).

The Company and Green desire to terminate Green’s employment with the Company on the terms and subject to the conditions set forth in this Agreement. The Company and Green also wish to set forth their agreements with respect to certain other related matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the terms, conditions, and provisions hereof, the parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT:

Section 1. Termination of Employment and Resignation. Green’s employment with the Company is hereby terminated effective as of the Effective Date. In connection with his termination as an employee of the Company, Green hereby resigns as an officer of the Company and its affiliates, if any, and the Company and such affiliates hereby accept such resignations.

Section 2. Termination of the Green Agreements. Each of the Green Agreements is hereby terminated, the Company shall not have any further obligations or duties thereunder to Green, and Green shall not have any further obligations or duties thereunder to the Company.

Section 3. Release. In consideration of the agreements of the Company set forth in Section 5 and elsewhere in this Agreement, Green agrees to execute simultaneously with this Agreement the Release and Covenant Not to Sue attached hereto as Exhibit A (the “Release”) and deliver the Release to the Company. Green understands that the obligations of the Company to perform its agreements set forth in Section 5 are conditioned upon Green’s execution of the Release and the expiration of all waiting and revocation periods set forth therein (the end of the revocation period set forth in the Release being hereinafter referred to as the “Release Effective Date”).

Section 4. Accrued Salary and Benefits. As soon as practicable after execution of this Agreement by the Company and Green, the Company shall deliver to Green a check payable to the order of Green in an amount equal to all salary, accrued vacation time (equal to $21,219.12), and legitimate expense reimbursements by Green as of the Effective Date. Such amount shall be accrued and calculated in accordance with the Company’s customary practices.

Section 5. Severance Compensation. In consideration of Green’s resignation and the termination of his employment with the Company pursuant to this Agreement, the termination of the Green Agreements pursuant to this Agreement, and the other covenants and agreements of Green set forth in this Agreement, and subject to the expiration of the revocation period set forth in the Release, the Company agrees as follows:

(a) Note and Mortgage. Effective as of the Release Effective Date, Green shall be released from all obligations to the Company under the Note, and as soon as practicable thereafter, the Company shall deliver the original Note to Green marked “cancelled” and shall prepare and file, or cause to be prepared and filed, in the public records of Pinellas County, Florida, a Satisfaction of Mortgage with respect to the Mortgage.

(b) Certain Benefits. Green acknowledges that he will no longer be eligible to receive life, disability, accident and group health insurance benefits under the Company’s benefit plans following the Effective Date. In the event that Green elects to obtain the continued health care coverage to which Green and Green’s dependents will be entitled in accordance with the requirements of Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), by reason of the termination of Green’s employment pursuant to this Agreement, then the Company will pay or reimburse Green for the premiums associated with such continued health care coverage under COBRA until the earlier of (i) the date on which Green becomes covered under the health plan of another employer or (ii) the date that is four (4) months after the Effective Date. Any continuation of COBRA benefits thereafter shall be at Green’s sole cost and expense.

(c) Extension of Designated Option. Effective as of the Release Effective Date, Green shall be entitled to exercise the Designated Option in whole or in part at any time on or prior to August 15, 2005, notwithstanding any provision of the Stock Option Agreement evidencing the Designated Option or the 2001 Plan to the contrary. Except for the extension of the period during which Green may exercise the Designated Option pursuant to this Section 5(c), the terms of the Designated Option (including the vesting provisions), as set forth in such Stock Option Agreement and the 2001 Plan, shall remain in full force and effect.

(d) Withholding. All amounts payable to Green pursuant to this Agreement shall be subject to all applicable taxes and payroll deductions.

For the avoidance of doubt, the Company and Green acknowledge and agree that Green will not be entitled to, and the Company will not be obligated to provide, the items set forth in this Section 5 in the event that Green revokes the Release on or before the Release Effective Date.

Section 6. Return of Company Property. To the extent that Green has not already done so, Green will return all keys, identification cards, credit cards, and other property (including hardware, software, technical documentation and work product (in the form of reports, documents, developed software, etc.)) of the Company on the Effective Date, and Green will have removed all of his personal belongings from the offices of the Company by that time or as soon thereafter as practicable.

Section 7. Company Ownership of Inventions. Green hereby agrees that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Green during the term of his employment with the Company to and only to the fullest extent allowed by law (collectively “Inventions”). Green hereby makes all assignments necessary to accomplish the foregoing. Green shall further assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned. Green hereby irrevocably designates and appoints the Company as his agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and on his behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Green. To the extent allowed by law, this Section 7 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent Green retains any such Moral Rights under applicable law, Green hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agrees not to assert any Moral Rights with respect thereto. Green will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

Section 8. Certain Statements. From and after the Effective Date, Green shall not, directly or indirectly, make any derogatory, defamatory or negative statement about the Company or any of its officers, directors, or employees to the press, to the public, to any person connected with, employed by or having a relationship with the Company, or to any other person. From and after the Effective Date, the Company shall respond to inquiries from prospective future employers of Green in a manner consistent with the Company’s current policy and, accordingly, will disclose only Green’s job description, title, and length of employment with the Company.

Section 9. Non-Disclosure of Confidential Information and Trade Secrets. For the Applicable Period (as hereinafter defined), Green shall not disclose, either directly or indirectly, any Confidential Information (as hereinafter defined) or Trade Secrets (as hereinafter defined) of the Company to any other person or otherwise use such Confidential Information or Trade Secrets for any purpose. For purposes of the foregoing, the term “Trade Secret” has the meaning ascribed thereto in Section 688.002(4), Florida Statutes, or any revision or successor thereto, and the term “Confidential Information” means the terms of this Agreement and any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, know-how, financial data, financial plan, marketing plan, expansion plan, cost analysis, list of suppliers or employees, customer and distributor lists, information (including contractual terms) regarding the Company’s relationships with customers and distributors, information relating to current and future sales opportunities, or other proprietary information which is proprietary, secret and confidential and is not readily and legally available to the public from sources other than the Company which is not classified as a Trade Secret. The term “Applicable Period” shall mean (i) any time after the Effective Date with respect to disclosure of Confidential Information and (ii) the period during which a claim may be brought under Chapter 688, Florida Statutes, or any revision or successor thereto with respect to disclosure of Trade Secrets.

Section 10. Non-Solicitation. Green covenants and agrees that for a period of two (2) years following the Effective Date, Green will not for himself, or in conjunction with any other person, firm, partnership, corporation, or other form of business organization or arrangement, whether as a principal, agent, director, officer, manager, trustee, representative, employee, or consultant, for whatever reason, directly or indirectly request or cause any employee or consultant of the Company to leave the Company or permit any employee or consultant of the Company to be solicited to leave the Company.

Section 11. Non-Competition. Green covenants and agrees that for a period of two (2) years following the Effective Date, Green will not for himself, or in conjunction with any other person, firm, partnership, corporation, or other form of business organization or arrangement, whether as a principal, agent, director, officer, manager, trustee, representative, employee, or consultant, for whatever reason, directly or indirectly engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Company anywhere within the United States; provided, however, that Green may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

Section 12. Special Interpretive and Enforcement Provision. The prohibited activities set forth in Sections 9, 10 and 11 above are herein defined as “Restricted Activities,” and the covenants set forth therein are herein defined as “Restrictive Covenants.” In the event of a breach or violation or threatened breach or violation by Green of the provisions of any of the Restrictive Covenants, the Company shall be entitled to an injunction (in which event the Company shall not be required to provide an injunction bond of more than $5,000.00) restraining Green from directly or indirectly engaging in the Restricted Activities in breach or violation of these Restrictive Covenants. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it by law or by this Agreement for breach, violation or threatened breach or violation of the provisions of the Restrictive Covenants, including, by way of illustration and not by way of limitation, the recovery of damages from Green or any other person, firm, corporation or entity. Should an action have to be brought by the Company against Green to enforce the Restrictive Covenants, the period of restriction applicable to such covenant shall be deemed to begin running on the date of entry of an order granting the Company preliminary injunctive relief and shall continue uninterrupted for the original intended period. Green acknowledges and agrees that the intent and purpose of the Restrictive Covenants are to preclude Green from engaging in such Restricted Activities for the full period specified and that such purpose and effect would be frustrated by measuring the period of restriction from the Effective Date where Green failed to honor these Restrictive Covenants until directed to do so by court order.

Section 13. Notices. Any notices or other communications required or permitted hereunder shall be given in writing and shall be delivered or sent by hand delivery, facsimile, or by certified or registered mail, postage prepaid, addressed as follows:

If to Green:	James R. Green
2985 Kensington Trace
Tarpon Springs, Florida 34689
Facsimile: (727) 945-9213

If to the Company:	Digital Lightwave, Inc.
15550 Lightwave Drive
Clearwater, Florida 33760
Attention: Chairman of the Board
Facsimile: (727) 467-0702

or to such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given when received if delivered by hand delivery, when fax confirmation is received if delivered by facsimile, or as of two (2) days following the date mailed, provided that any notice or communications changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

Section 14. Litigation Forum. The parties hereto agree that this Agreement shall be deemed for all purposes to have been entered into in Pinellas County, Florida. The parties hereto agree that all actions or proceedings, directly or indirectly, arising out of or related to this Agreement or contesting the validity or applicability of this Agreement shall be litigated exclusively in the Circuit Court in and for Pinellas County, Florida, or the United States District Court for the Middle District of Florida, Tampa Division.

Section 15. Expenses of Enforcement. In the event of any legal proceeding arising directly or indirectly from this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs from the nonprevailing party (at both the trial and appellate court levels).

Section 16. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matters hereof, and supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties in connection with the subject matters hereof. Except as otherwise herein provided, no covenant, representation or condition not expressed in this Agreement, or in an amendment hereto made and executed in accordance with the provisions of subsection (b) of this section, shall be binding upon the parties hereto or shall affect or be effective to interpret, change or restrict the provisions of this Agreement.

(b) Amendments and Waivers. No change, modification, waiver or termination of any of the terms, provisions, or conditions of this Agreement shall be effective unless made in writing and signed or initialed by all parties hereto. Any waiver of any breach of any provision of this Agreement shall operate only as to the specific breach waived and shall not be deemed a waiver of any other breach, whether occurring before or after such waiver.

(c) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without reference to principles of conflict or choice of law thereunder.

(d) Separability. If any section, subsection or provision of this Agreement or the application of such section, subsection or provision is held invalid, the remainder of this Agreement and the application of such section, subsection or provision to persons or circumstances, other than those with respect to which it is held invalid, shall not be affected thereby.

(e) Headings and Captions. The titles or captions of sections and subsections contained in this Agreement are provided for convenience of reference only, and shall not be considered a part hereof for purposes of interpreting or applying this Agreement; and, therefore, such titles or captions do not define, limit, extend, explain, or describe the scope or extent of this Agreement or any of its terms, provisions, representations, warranties, conditions, etc., in any manner or way whatsoever.

(f) Gender and Number. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine or neuter and to the singular or plural as the identity of the person or entity or persons or entities may require.

(g) Binding Effect on Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and assigns.

(h) Continuance of Agreement. The rights, responsibilities and duties of the parties hereto and the covenants and agreements herein contained shall survive the execution hereof, shall continue to bind the parties hereto, and shall continue in full force and effect until each and every obligation of the parties hereto, pursuant to this Agreement, shall have been fully performed.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

DIGITAL LIGHTWAVE, INC.

By:	/s/ Robert F. Hussey
Name:	Robert F. Hussey
Title:	Interim President and Chief Executive Officer

JAMES R. GREEN

By:	/s/ James R. Green
James R. Green, an individual